Form N-SAR
Item 770

Name of Registrant:		VALIC Company I

Name of Portfolio:		VALIC Company I Small Cap Special Value Fund

Issuer:						Keefe, Bruyette & Woods

Years of Operation:				3+

Underwriting Type:				Firm

Offering Type:	                                US Registered (US Registered,
						Muni, Eligible Foreign,144A)

Underwriter from whom Purchased:		Merrill Lynch & Co.

Underwriting Syndicate Members:		        Keefe, Bruyette & Woods
						Banc of America Securities LLC
						Thomas Weisel Partners LLC
						BNY Capital Markets, Inc.
						Morgan Keegan & Company, Inc.
						JMP Securities
						FTN Midwest Securities Corp.
						Fox-Pitt, Kelton

Date Offering Commenced:			10/27/06

Date of Purchase:				10/27/06

Principal Amount of Offering:			$142,800,000

Offering price:					$21.00

Purchase price:					$21.00

Commission, spread or profit:			$ 1.47

Principal amount of purchases by all investment
Companies advised by the investment sub-adviser:   $348,600